Exhibit 99.1

FOR RELEASE:	Contact:	Michael Gluk (investors)
April 21, 2008 4:00pm EDT		Chief Financial Officer
ArthroCare Corporation
512-391-3906
Howard Zar (media)
917-913-2373

ARTHROCARE’S FIRST QUARTER PRODUCT SALES INCREASES 25 PERCENT, NET INCOME INCREASES 30 PERCENT

REVENUE AND PROFIT EXCEED CONSENSUS; COMPANY RAISES GUIDANCE

AUSTIN, TEXAS —April 21, 2008 — ArthroCare Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, reported earnings results for the quarter ended March 31, 2008 with revenue increasing 23 percent, reaching $91.0 million compared with $73.7 million in the prior year quarter. Net income increased 30 percent to $9.3 million, or $0.34 per share, compared with $7.1 million, or $0.25 per share a year ago. Earnings per share exceeded the high end of the company’s prior guidance by $0.02. Results were driven by better than anticipated results in the company’s largest business, sports medicine, as well as increased market traction in the company’s ENT business. The company’s operating profit also showed significant increases.

“This quarter’s results again demonstrate the potential of our core platform technology strategy to create value. The significant and sustained investment in R&D that we’re making to execute this strategy is generating a stream of innovative new products. These new products allow us to drive rapid growth and because our approach is platform-driven, we are not overly dependent on any one product or market for our growth,” noted Mike Baker, CEO of ArthroCare.

REVENUE
First quarter of 2008 product sales of $88.5 million increased 25 percent from $71.0 million in the first quarter of 2007. Royalties, fees, and other revenue was $2.5 million in the first quarter of 2008 compared with $2.7 million in the first quarter of 2007 and represented three percent of total revenue for the first quarter of 2008 and four percent of total revenue for the first quarter of 2007. International product sales increased 31 percent in the first quarter over the first quarter of 2007, led by the sale of sports medicine products in the Company’s direct distribution markets and ENT sales in the United Kingdom.

BUSINESS UNIT PERFORMANCE
The sports medicine business unit produced sales growth of 25 percent during the quarter ended March 31, 2008 compared with the same period of 2007, and represented 62 percent of total product sales. This reflects strong growth in excess of 20 percent in all sports medicine product families.

The company expects to drive continued sports medicine growth through the introduction of the new Quantum™ controller and associated new product launches, increased physician training and publication of scientific data, including introduction of ArthroCare’s new Mobile Surgical Skills Center, publication of encouraging preliminary results on early stage clinical and pre-clinical research work for treating diabetic foot ulcers and the expected launch of several new Coblation® wands.

Sales in the spine business unit during the first quarter of 2008 grew 24 percent compared to the same period in 2007, with spine sales representing 14 percent of product sales in the first quarter of 2008. The company expects spine revenue growth to accelerate throughout 2008 as the recently launched MD SpineWand® and Cavity SpineWand® sales accelerate.

The first quarter increase in ENT product sales over the comparable period of last year was 23 percent, with ENT sales representing 24 percent of product sales during the quarter. This increase was driven, in part, by a strong increase in overseas tonsillectomy sales. The company anticipates that ENT growth will be driven by continued traction overseas and additional market uptake of new indications such as sinus and pediatric turbinates.

MARGINS AND EARNINGS
Product margin was 71 percent in the first quarter of 2008, consistent with product margin of 71 percent in the first quarter of 2007. Operating expenses were $52.8 million in the first quarter 2008, or approximately 58 percent of total revenue compared to $44.0 million, or 60 percent of total revenue in the first quarter of 2007. Accordingly, operating profit margin in the first quarter of 2008 improved two points to 14 percent from 12 percent in the first quarter of 2007. Other expense of $0.2 million increased $0.5 million over $0.3 million of other income in the first quarter of 2007 due primarily to interest expense associated with $60 million in borrowings under the company’s revolving credit facility. The company’s tax rate for the quarter was 25 percent vs. 23 percent in the first quarter of 2007. Finally, earnings per share of $0.34 increased 36 percent over the first quarter of 2007 earnings per share of $0.25.

BALANCE SHEET
Cash, cash equivalents and short-term investments decreased $10.1 million to $33.2 million as of March 31, 2008, compared to $43.3 million at December 31, 2007. The decrease was driven primarily by cash paid to complete the company’s share repurchase program initiated in the fourth quarter of 2007. Inventories decreased to $57.2 million from $61.8 million at December 31, 2007. Accounts receivable was approximately $80.5 million at March 31, 2008 compared to $69.9 million at December 31, 2007.

RECENT CORPORATE DEVELOPMENTS
•
The Board of Directors initiated a review of strategic alternatives with its financial advisors, Goldman Sachs. The Company intends to update investors when the process is complete and only when the process is complete.

•	The company announced on March 25, 2008 it had been notified by the NASDAQ Stock Exchange that its review of DiscoCare, Inc. has been closed with no further action expected.

BUSINESS OUTLOOK
The following statements are based on current expectations on April 21, 2008. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the Company may enter into in future periods.

ArthroCare’s business outlook for fiscal 2008 and for the second quarter of 2008 is as follows:

•	The Company reiterates that it expects total annual revenue growth of at least 20 percent.
•	For 2008, the Company anticipates operating margin improvement of at least 2.5 points.
•	The company expects the Corporate tax rate to be 24 percent for the year.
•	The Company expects net income per share growth greater than revenue growth. GAAP diluted net income per share for 2008 is forecast to be in the range of $1.95 to $2.00.
•	For the second quarter, the Company expects revenues and earnings in line with the current analyst consensus.

ArthroCare’s preliminary business outlook for fiscal 2009 is as follows:
•	The company expects total revenue growth of at least 20 percent.
•	The company expects earnings per share growth in excess of 35 percent.

CONFERENCE CALL
ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. A live webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21380945.

ABOUT ARTHROCARE
Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS
Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the Company's stated business outlook for fiscal 2008, continued strength of the Company's fundamental position, the strength of the Company's technology, the Company's belief that strategic moves will enhance achievement of the Company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the Company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the Company's patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the Company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2007. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.

ARTHROCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2008	2007	Variance

Revenues:
Product sales	$88,492	$71,001	$17,491
Royalties, fees and other	2,543	2,742	(199)
Total revenues	91,035	73,743	17,292

Cost of product sales	25,705	20,756	(4,949)

Gross profit	65,330	52,987	12,343
Product margin	71.0%	70.8%
Gross margin	71.8%	71.9%

Operating expenses:
Research and development	7,727	6,464	(1,263)
Sales and marketing	35,237	29,494	(5,743)
General and administrative	7,604	6,180	(1,424)
Amortization of intangible assets	2,214	1,911	(303)
Total operating expenses	52,782	44,049	(8,733)

Income from operations	12,548	8,938	3,610
Interest and other income (expense), net	(158)	330	(488)
Income before income tax provision	12,390	9,268	3,122

Income tax provision	3,126	2,132	(994)

Net income	$9,264	$7,136	$2,128

Basic net income per share	$0.35	$0.26	$0.09

Shares used in computing basic net income per share	26,516	27,164

Diluted net income per share	$0.34	$0.25	$0.09

Shares used in computing diluted net income per share	27,391	28,177

ARTHROCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$32,125	$39,375
Short-term investments	1,043	3,875
Accounts receivable, net	80,483	69,924
Inventories, net	57,206	61,776
Deferred tax assets	10,406	10,406
Prepaid expenses and other current assets	4,851	5,164
Total current assets	186,114	190,520

Property and equipment, net	45,239	43,405
Intangible assets, net	35,946	37,705
Goodwill	166,710	166,771
Deferred tax assets	4,940	4,940
Other assets	6,643	6,727

Total assets	$445,592	$450,068

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$13,626	$15,876
Accrued liabilities	11,197	12,909
Accrued compensation	8,562	12,727
Tax liabilities	811	660
Total current liabilities	34,196	42,172

Notes payable	60,000	60,000
Deferred tax liabilities	383	383
Other non-current liabilities	6,981	7,010
Total liabilities	101,560	109,565

Total stockholders' equity	344,032	340,503

Total liabilities and stockholders' equity	$445,592	$450,068